Exhibit 10.2

ANIKA THERAPEUTICS, INC.
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

1.                                       Purpose

This Senior Executive Incentive Compensation Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Anika Therapeutics, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.                                       Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.                                       Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.                                       Bonus Determinations

(a)           A Covered Executive may be eligible to receive a bonus payment under the Incentive Plan based upon the attainment of performance targets that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including, but not limited to, the following:  revenue, EBITDA and specific strategic and development milestones.

(b)           Except as otherwise set forth in this Section 4(b):  (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee, and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives.  Notwithstanding the foregoing, (A) the Company may increase or decrease bonuses payable under the Incentive Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based upon such other terms and conditions as the Compensation Committee may in its sole discretion determine, and (B) the Compensation Committee may in its sole discretion determine not to pay any bonus regardless of the attainment of performance objectives by a Covered Executive.

(c)           Each Covered Executive shall have a targeted bonus opportunity for each performance period.  The maximum bonus payable to a Covered Executive under the Plan is 150% of the Covered Executive’s bonus opportunity.

(d)           The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the date that the Compensation Committee determines that the Performance Goals have been achieved and determines the amount of the bonus payable, if any, to such Covered Employee; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability.

5.                                       Timing of Payment

The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published.  If the Performance Goals are met, payments will be made within 30 days thereafter, but not later than March 15.

6.                                       Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.